Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces 2017 Financial Results
LOWELL, Mass., January 25, 2018 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company") (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the year ended December 31, 2017 of $19.4 million, an increase of $642 thousand compared to the year ended December 31, 2016. Diluted earnings per share were $1.66 for the year ended December 31, 2017, as compared to $1.70 for the year ended December 31, 2016. Diluted earnings per share for the year ended December 31, 2017 includes the full year dilutive impact of the Company’s equity offering issued on June 23, 2016. Net income for the three months ended December 31, 2017 amounted to $2.7 million, a decrease of $2.2 million compared to the same three-month period in 2016. Diluted earnings per share were $0.23 for the three months ended December 31, 2017, as compared to $0.43 for the same three-month period in 2016.

Like most banks, the Company’s fourth quarter and year end 2017 results were impacted by a tax expense adjustment to the Bank's net deferred tax assets because of the recently enacted Tax Cuts and Jobs Act ("the new federal tax bill"). This noncash expense for the Company was approximately $4.8 million. The new federal tax bill will reduce the Bank’s federal tax rate in future periods, beginning in 2018, to 21% from its current level of approximately 35%. This reduced rate will positively impact net income in future periods, but as noted above also requires the Bank to revalue its net deferred tax assets for the year ended 2017 based upon the lower rate at which they will be recovered, thereby lowering their value.

As previously announced on January 16, 2018, the Company declared a quarterly dividend of $0.145 per share to be paid on March 1, 2018 to shareholders of record as of February 8, 2018. The 2018 dividend rate represents a 7.4% increase over the 2017 dividend rate.

Chief Executive Officer Jack Clancy commented, "2017 was a strong year of growth for our franchise and this growth positively impacted our financial results. Total assets, loans, and customer deposits have increased 12%, 12%, and 4%, respectively, as compared to December 31, 2016. During the fourth quarter our loan and customer deposit growth was strong, as loans grew $68 million, or 3%, and customer deposits grew $74 million, or 3%. The collective efforts and contributions of our dedicated Enterprise team, including active community involvement, relationship building and a customer-focused mindset, and ongoing enhancements to our state-of-the-art product and service offerings continue to drive this growth. In addition to our recently opened 24th branch, in Windham, NH, and the completed relocation of our branch in Salem, NH, we expect the relocation of our Leominster, MA branch to be completed in the spring of 2018. These new branches in prime locations will provide improved, state-of-the-art experiences in these communities to better serve our customers. Strategically, our focus remains on organic growth and continually planning for and investing in our future."

Mr. Clancy continued, "Among the many highlights of 2017, the recognition of Enterprise Bank by the Boston Globe as the #1 Top Place to Work among large-sized companies in Massachusetts was a standout. The importance of our workplace culture - where our team members treat one another with care and respect - is a hallmark of our organization and something we take great pride in. We are very grateful and humbled to be recognized again as an employer of choice by our Enterprise team members."

Founder and Chairman of the Board George Duncan commented, "We are also grateful to the Boston Business Journal for their recognition of Enterprise Bank for our commitment to community through their Corporate Citizenship Summit. Enterprise Bank was ranked #52 in the list of largest corporate donors for Massachusetts and ranked #4 for the highest average hours (55.67 hours per employee) of community service. Our contribution to charitable organizations, both in staff time and philanthropic giving, strengthens the very fabric of the communities we are so privileged to serve. This reflects our deep sense of purpose as a community bank, holding ourselves to a responsibility beyond our own success through our core belief that business should be a force for good, serving a social purpose and making a positive contribution to society.”

Results of Operations

Net interest income for the year ended December 31, 2017 amounted to $97.5 million, an increase of $10.7 million, or 12%, compared to the year ended December 31, 2016. Net interest income for the three months ended December 31, 2017 amounted to $26.0 million, an increase of $3.4 million, or 15%, compared to the same period in 2016. The increase in net interest income was due primarily to loan growth. Average loan balances (including loans held for sale) increased $209.5 million for the year ended December 31, 2017 and $232.4 million for the three months ended December 31, 2017, compared to the same 2016 respective period averages. Net interest margin ("margin") was 3.97% for the year ended December 31, 2017, compared to 3.94% for the year ended December 31, 2016. Margin was 4.05% for the three months ended December 31, 2017 and 4.03% for the three months ended September 30, 2017, while margin was 3.86% for the three months ended December 31, 2016. Contributing to the increase in margin in the fourth quarter was slightly higher than normal non-accrual interest income recognized from loan payoffs, as well as the positive impact of recent interest rate increases on loan yields.

For the years ended December 31, 2017 and December 31, 2016, the provisions to the allowance for loan losses amounted to $1.4 million and $3.0 million, respectively. During the three months ended December 31, 2017, there was a reduction to the allowance for loan losses of $200 thousand, compared to a provision of $490 thousand during the three months ended December 31, 2016. The decrease in the provision for the year ended December 31, 2017 was due primarily to generally improved credit quality metrics and underlying collateral values, partially offset by increased loan growth compared to the prior year.
Contributing to the changes in the provision for loan losses compared to the prior year were:

•	Total non-performing loans as a percentage of total loans amounted to 0.40% at December 31, 2017, compared to 0.47% at December 31, 2016.

•	The ratio of adversely classified loans to total loans amounted to 1.16% at December 31, 2017, compared to 1.70% at December 31, 2016.

•
The balance of the allowance for loan losses allocated to impaired and adversely classified loans decreased by $1.4 million for the year ended December 31, 2017, compared to an increase of $1.2 million during the year ended December 31, 2016.

•	The Company recorded net recoveries of $143 thousand for the year ended December 31, 2017, compared to net charge-offs of $659 thousand for the year ended December 31, 2016.

•	Loan growth for the year ended December 31, 2017 was $247.2 million, compared to $162.8 million during the year ended December 31, 2016.

The allowance for loan losses to total loans ratio was 1.45% at December 31, 2017, and 1.55% at December 31, 2016.
Non-interest income for the year ended December 31, 2017 amounted to $15.7 million, an increase of $1.2 million, or 9%, compared to the year ended December 31, 2016. Non-interest income for the three months ended December 31, 2017 amounted to $4.2 million, an increase of $452 thousand, or 12%, compared to the same quarter in the prior year. Both year-to-date and quarter-to-date increases in non-interest income over the prior year periods were due primarily to increases in deposit and interchange fees and investment advisory fees, partially offset by decreases in loan sale income.
For the year ended December 31, 2017, non-interest expense amounted to $76.1 million, an increase of $5.8 million, or 8%, over the year ended December 31, 2016. Non-interest expense for the quarter ended December 31, 2017 amounted to $19.1 million, an increase of $635 thousand, or 3%, compared to the same quarter in the prior year. Increases in expenses over the same periods in the prior year primarily related to the Company’s strategic growth and market expansion initiatives, mainly increases in salaries and benefits expenses.

In addition to the impact from the new federal tax bill, in the first quarter of 2017 the Company adopted a new accounting standard, ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718) Improvements to Employee Share-Based Payment Accounting,” which, among other aspects, relates to the tax treatment of equity compensation. The Company's provision for income taxes decreased by approximately $922 thousand for the year ended December 31, 2017 related to the adoption of this standard.

Key Financial Highlights

▪
Total assets amounted to $2.82 billion at December 31, 2017, compared to $2.53 billion at December 31, 2016, an increase of $291.3 million, or 12%. Since September 30, 2017, total assets have increased $92.1 million, or 3%.

▪
Total loans amounted to $2.27 billion at December 31, 2017, compared to $2.02 billion at December 31, 2016, an increase of $247.2 million, or 12%. Since September 30, 2017, total loans have increased $67.5 million, or 3%.

▪
Customer deposits (total deposits excluding brokered deposits) were $2.29 billion at December 31, 2017, compared to $2.21 billion at December 31, 2016, an increase of $84.3 million, or 4%. Since September 30, 2017, customer deposits have increased $73.7 million, or 3%. Brokered deposits were $147.5 million at December 31, 2017, $82.5 million at September 30, 2017 and $59.4 million at December 31, 2016.

▪
Investment assets under management amounted to $845.0 million at December 31, 2017, compared to $725.3 million at December 31, 2016, an increase of $119.6 million, or 16%. Since September 30, 2017, investment assets under management have increased $44.5 million, or 6%.

▪
Total assets under management amounted to $3.75 billion at December 31, 2017, compared to $3.33 billion at December 31, 2016, an increase of $419.0 million, or 13%. Since September 30, 2017, total assets under management have increased $138.9 million, or 4%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 113 consecutive profitable quarters. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, as well as investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, Salem and Windham.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, the receipt of required regulatory approvals, and changes in tax laws including, among other risks, potential future tax rate changes, and the risk that costs associated with the new federal tax bill and changes to the deferred tax assets and liabilities may be greater than expected. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents:
Cash and due from banks	$40,310	$33,047
Interest-earning deposits	14,496	17,428
Total cash and cash equivalents	54,806	50,475
Investment securities at fair value	405,206	374,790
Federal Home Loan Bank stock	5,215	2,094
Loans held for sale	208	1,569
Loans, less allowance for loan losses of $32,915 at December 31, 2017, and $31,342 at December 31, 2016	2,236,989	1,991,387
Premises and equipment, net	37,022	33,540
Accrued interest receivable	10,614	8,792
Deferred income taxes, net	10,751	17,020
Bank-owned life insurance	29,466	28,765
Prepaid income taxes	1,301	1,344
Prepaid expenses and other assets	20,330	10,837
Goodwill	5,656	5,656
Total assets	$2,817,564	$2,526,269
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,441,362	$2,268,921
Borrowed funds	89,000	10,671
Subordinated debt	14,847	14,834
Accrued expenses and other liabilities	40,067	16,794
Accrued interest payable	478	263
Total liabilities	2,585,754	2,311,483
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 40,000,000 shares authorized; 11,609,853 shares issued and outstanding at December 31, 2017, and 11,475,742 shares issued and outstanding at December 31, 2016	116	115
Additional paid-in capital	88,205	85,421
Retained earnings	143,147	130,008
Accumulated other comprehensive income (loss)	342	(758)
Total stockholders’ equity	231,810	214,786
Total liabilities and stockholders’ equity	$2,817,564	$2,526,269

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest and dividend income:
Loans and loans held for sale	$26,015	$22,011	$96,559	$85,390
Investment securities	2,144	1,920	8,045	6,640
Other interest-earning assets	126	96	428	285
Total interest and dividend income	28,285	24,027	105,032	92,315
Interest expense:
Deposits	1,878	1,189	5,995	4,514
Borrowed funds	168	2	590	81
Subordinated debt	233	233	925	928
Total interest expense	2,279	1,424	7,510	5,523
Net interest income	26,006	22,603	97,522	86,792
Provision for loan losses	(200)	490	1,430	2,993
Net interest income after provision for loan losses	26,206	22,113	96,092	83,799
Non-interest income:
Investment advisory fees	1,346	1,181	5,149	4,774
Deposit and interchange fees	1,622	1,334	6,011	5,124
Income on bank-owned life insurance, net	174	183	701	747
Net gains on sales of investment securities	231	191	716	802
Gains on sales of loans	101	209	460	601
Other income	683	607	2,637	2,393
Total non-interest income	4,157	3,705	15,674	14,441
Non-interest expense:
Salaries and employee benefits	11,718	11,428	48,379	43,886
Occupancy and equipment expenses	2,083	1,909	7,960	7,362
Technology and telecommunications expenses	1,583	1,532	6,372	6,080
Advertising and public relations expenses	842	746	2,855	2,833
Audit, legal and other professional fees	507	480	1,565	1,721
Deposit insurance premiums	405	390	1,535	1,387
Supplies and postage expenses	273	237	999	965
Other operating expenses	1,727	1,781	6,480	6,094
Total non-interest expense	19,138	18,503	76,145	70,328
Income before income taxes	11,225	7,315	35,621	27,912
Provision for income taxes	8,505	2,362	16,228	9,161
Net income	$2,720	$4,953	$19,393	$18,751

Basic earnings per share	$0.23	$0.43	$1.68	$1.71
Diluted earnings per share	$0.23	$0.43	$1.66	$1.70

Basic weighted average common shares outstanding	11,602,188	11,457,907	11,568,430	10,966,333
Diluted weighted average common shares outstanding	11,685,151	11,539,491	11,651,763	11,039,511

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the year ended	At or for the year ended
(Dollars in thousands, except per share data)	December 31, 2017	December 31, 2016

BALANCE SHEET AND OTHER DATA
Total assets	$2,817,564	$2,526,269
Loans serviced for others	89,059	80,996
Investment assets under management	844,977	725,338
Total assets under management	$3,751,600	$3,332,603

Book value per share	$19.97	$18.72
Dividends paid per common share	$0.54	$0.52
Total capital to risk weighted assets	11.21%	11.79%
Tier 1 capital to risk weighted assets	9.34%	9.80%
Tier 1 capital to average assets	8.22%	8.34%
Common equity tier 1 capital to risk weighted assets	9.34%	9.80%
Allowance for loan losses to total loans	1.45%	1.55%
Non-performing assets	$9,032	$9,485
Non-performing assets to total assets	0.32%	0.38%

INCOME STATEMENT DATA
Return on average total assets	0.73%	0.78%
Return on average stockholders’ equity	8.58%	9.33%
Net interest margin (tax equivalent)	3.97%	3.94%